U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

     MENDOZA                        Roberto             G.
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   (Last)                           (First)             (Middle)

          c/o J.P. Morgan & Co. Incorporated
                     60 Wall Street
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                                    (Street)

   New York                        New York              10260
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

                      ACE Limited (NYSE:  ACE)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

        September 2001
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5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

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Ordinary Shares                       1/12/2001      A        V      9.911        A     (1)
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Ordinary Shares                       2/22/2001      A        V       54          A     (2)
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Ordinary Shares                       2/23/2001      A        V       81          A     (2)
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Ordinary Shares                       4/16/2001      A        V     11.470        A     (1)
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Ordinary Shares                       5/11/2001      A        V       992         A     (2)
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Ordinary Shares                       7/13/2001      A        V     15.914        A     (1)
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Ordinary Shares                        8/9/2001      A        V       56          A     (2)
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Ordinary Shares                       8/10/2001      A        V       84          A     (2)
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Ordinary Shares                       9/25/2001    J(3)             20,000        A    $25.22    28,957.742     D
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

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Options to                                                                     Ordinary
acquire             $35.25  5/11/2001 A(4) V   4,000        (4)     5/11/2011  Shares    4,000   (4)
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Options to                                                                     Ordinary
acquire             $35.25  5/11/2001 A(4) V   2,000        (4)     5/11/2011  Shares    2,000   (4)      6,000      D
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Explanation of Responses:
(1)  Represents share units credited to the reporting person's deferred stock account pursuant to the dividend provisions of the
     ACE Limited 1995 Outside Directors Plan (the "Plan").
(2)  Represents Ordinary Shares granted as a director retainer award or meeting award of which the reporting person has elected to defer receipt pursuant to the terms of the Plan.
(3)  This is an exempt purchase pursuant to SEC's emergency order dated September 14, 2001 contained in Release No. 44791, as extended on September 21 through September 28, 2001.
(4)  Option award pursuant to the Plan.  Options vest as follows: 1/3 on the date immediately prior to each of the next three annual meetings of the registrant.

Signed for Roberto G. Mendoza pursuant to a power of attorney on file with the Securities and Exchange Commission

 /s/ Peter N. Mear                                           10 October 2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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